Exhibit 10.2

[UNOFFICIAL TRANSLATION INTO ENGLISH]

Brainsway Ltd.

(the “Company”)

Date:

To

To Whom It May Concern:

Letter of Exculpation and Indemnification

Whereas:                                          In accordance with its articles of association, the Company may indemnify an officer thereof in advance, subject to any law, due to a liability or expense as set forth in the articles of association, imposed thereon or incurred following an action performed by virtue of being an officer of the Company; and

Whereas:                                          On December 19, 2018, the Company’s board of directors resolved to approve the Company’s undertaking to indemnify officers of the Company in accordance with the Companies Law, 5759-1999, the articles of association of the Company, and the indemnification terms set forth in this Letter; and

Whereas:                                          On January 24, 2019, the general meeting of the Company also approved the aforesaid resolution of the board of directors; and

Whereas:                                          You serve and/or may serve as an officer of the Company and/or you serve and/or may serve and/or have served and/or you may be employed on behalf of the Company or for a different corporation;

Therefore, the Company irrevocably confirms and undertakes, subject to the provisions of any law and the provisions of this Letter of Exculpation and Indemnification, as follows:

First Chapter: Interpretation

1.                Definitions

In this Letter of Exculpation and Indemnification, each of the following terms will have the meanings appearing beside them, unless explicitly stated otherwise.

“Means of Control”	-	As defined in Section 1 of the Companies Law;

“Alternate Director”	-	As defined in Section 237 of the Companies Law;

“Administrative Proceeding”	-

A proceeding under Chapters H3 (Imposition of a financial sanction by the Securities Authority), H4 (Imposition of administrative enforcement means by the Administrative Enforcement Committee), or I1 (Arrangement to avoid proceedings or to discontinue proceedings, contingent on conditions) of the Securities Law, 5728-1968, as amended from time to time, as well as a proceeding for the imposition of a financial sanction under Part D of the Fourth Chapter of Part Nine of the Companies Law, as amended from time to time; a proceeding under Chapters J, J1 and K1 of the Joint Investment Trust Law, 5754-1994; a proceeding under Chapters G1, G2, and H1 of the Law to Arrange Engagement in Investment Consulting, Investment Marketing and Investment Portfolio Management, 5755-1995, a proceeding under Chapter I1 of the Control of Financial Services Law (Insurance), 5741-1981, a proceeding under Chapter H of the Control of Financial Services Law (Provident Funds), 5765-2005, a proceeding under Chapter G1 of the Antitrust Law, 5748-1988, a proceeding under the Law to Increase Enforcement of Labor Laws, 5772-2012, and subject to any law, any proceeding similar to the law, regardless of name, whether under existing law or a law that will be enacted in the future - in the scope, events and conditions set forth in the same law;

“Financial Liability in Lieu of a Criminal Proceeding”	-	As this term is defined in Section 260(a)(1a) of the Companies Law;

The “Companies Law”	-	The Companies Law, 5759-1999;

The “Securities Law”	-	The Securities Law, 5728-1968;

The “Criminal Procedure Law”	-	The Criminal Procedure Law [Combined Version], 5742-1982

“Distribution”	-	As defined in the Companies Law;

“this Letter”	-	This Letter of Exculpation and Indemnification, including the addendum thereto, constituting an integral part hereof;

“Conclusion of Proceedings Without Filing an Indictment in a Manner in which a Criminal Investigation was Initiated”	-	As this term is defined in Section 260(a)(1a) of the Companies Law;

“Act” or “Act in the Capacity of Officer”	-

An act, whether by action or omission, of an officer by virtue of the position as officer of the Company and/or his service or employment in a different corporation, including an action as stated that occurred before this Letter of Exculpation and Indemnification came into force;

“Third Party”	-	A person who is not the Company and/or a shareholder of the Company and/or a person on their behalf;

“Another Corporation”	-

Any corporation in which the Company holds any shares, directly and/or indirectly, even if the control or ownership thereof is different from the ownership of the Company, in which the officer serves or is employed or provides services on behalf of the Company or by virtue of his position as officer of the Company or for the Company.

2.                Interpretation

2.1.         The preamble and addendum to this Letter of Exculpation and Indemnification constitute an integral part hereof.

2.2.         The titles of this Letter of Exculpation and Indemnification are provided for convenience only and will not be used for the purposes of its interpretation.

2.3.         Words and terms defined in the singular form will also include the plural, and vice versa, and words in the masculine form will include the feminine and vice versa.

2.4.         Insofar as not defined explicitly in this Letter, the terms in this Letter will be interpreted in accordance with the Companies Law, and in the absence of a definition in the Companies Law, in accordance with the Securities Law.

2.5.         The Company’s undertakings under this Letter will be interpreted broadly and in a manner intended for their fulfillment, to the fullest extent permitted by law, for the purpose for which they are intended.

3.                In the case of a conflict between any provision of this Letter and the provisions of the law that cannot be conditioned upon, changed or added to, the provisions of the aforesaid law will prevail; however, the same will not nullify or impair the validity of the other sections included in this Letter. In addition, in the event that it is determined that a provision of this Letter is not enforceable and/or lacks legal validity for any reason, the same will not derogate or detract from the validity of the other provisions of this Letter.

Second Chapter: Exculpation

4.                Exculpation from Liability

4.1.         The Company exempts you in advance, subject to the provisions of any law, as applicable from time to time, from your liability, in whole or in part, due to any damage that is caused thereto and/or will be caused thereto, directly and indirectly, due to a violation of your duty of care towards it in your actions or omissions, by virtue of your being an officer of the Company or in another corporation.

4.2.         The exculpation as stated in this Section 4 does not apply to any resolution or transaction in which controlling shareholders or any officer of the Company (as well as any other officer for whom the exculpation is provided) has a personal interest.

4.3.         The provisions of this Exculpation Chapter will not derogate from the Company’s indemnification undertaking as stated and the terms of this Letter.

Third Chapter: Indemnification

5.                Indemnification in Advance - General

5.1.         Subject to the provisions of any law, the Company hereby irrevocably undertakes to indemnify you in advance due to a liability or expense as set forth in Section 6 below, applied to you or incurred by you following actions that you performed by virtue of your position as officer of the Company and/or an employee or officer or service provider in another corporation and/or following your actions for another corporation by virtue of being an officer of the Company - all in accordance with the condition set forth below.

5.2.         The Company’s indemnification undertaking under Section 5.1 above will apply insofar as the indemnification amount for the same indemnifiable event is not actually paid under an insurance policy or under an indemnification on behalf of a third party, provided that regarding indemnification for grounds as stated in Section 6.1 below, the indemnification amount that the Company has undertaken will not exceed the maximum indemnification amount, as defined below.

5.3.         It is hereby clarified that the Company’s undertaking to indemnify you and/or for payment of any indemnification amount will not derogate from your right to receive, directly or through the Company, payments under any insurance policy or under indemnification on behalf of a third party, insofar as you are entitled to payments as stated for liability or an expense set forth in Section 6 of this Letter below.

5.4.         For the avoidance of doubt, it is clarified that the indemnification amount under this Letter of Exculpation and Indemnification will apply over and above the amount that will be paid (if and to the extent paid) in the framework of insurance and/or indemnification of any party other than the Company, subject to you not being paid double compensation for a liability or expense that is indemnifiable as stated in this Section 5, and you return to the Company any double insurance and/or indemnification amount received by you.

5.5.         In the case in which you incurred a deducible in order to receive payments under an insurance policy, the Company’s undertaking to indemnify you in advance as stated in Section 5.1 of this Letter above will also apply regarding the deductible amount that is charged under the insurance policy.

5.6.         This Letter of Exculpation and Indemnification will not grant another corporation and/or any third party, including any insurer, any rights vis-à-vis the Company, including but without derogating from the generality of the above, a right to sue and/or demand any payment from the Company as participation in the indemnification and/or the insurance coverage, if provided to you by the other corporation, for an action that you performed by virtue of your position in the other corporation.

5.7.         It is clarified that insofar as the services as an officer are provided through a company under your control, and the same company is liable or bears an expense that is indemnifiable under this Letter of Exculpation and Indemnification for your service as an officer of the company and/or employee or officer or service provider on their behalf or an employee of the company in another corporation and/or following your actions for another corporation, the aforesaid company will be entitled to indemnification and will be subject to the provisions of this Letter accordingly.

5.8.         In the event that the company pays you or in your stead amounts that you are entitled to receive under an insurance policy and/or under any third party indemnification undertaking, you will assign to the Company your rights to receive the amounts under the insurance policy or the third party indemnification undertaking, insofar as there is no impediment to the assignment of the same rights, and you will authorize the Company to collect these amounts in your name, if required for the fulfillment of the provisions of this section. Further, at the request of the Company, you will sign any document for the assignment of your rights and authorizing the Company for the aforesaid collection. In the event that you collected the amounts mentioned above directly from an insurance company or any third party and you were paid double compensation, the aforesaid amounts will be returned by you to the Company under the provisions of Section 10 below.

6.                Liabilities or Expenses to which the Indemnification in Advance Applies

The Company’s undertaking to indemnify you in advance, as stated in Section 5 above, will apply due to a liability or expense that is applied to you or that you incurred following actions performed by virtue of your position as officer of the Company and/or employee or officer or service provider on behalf of or for the Company in another corporation and/or following your actions for another corporation, as follows:

6.1.         Financial liability imposed on you in favor of another person in a judgment, including a judgment given in a settlement or an arbitrator decision that is approved by a court, following actions that you performed by virtue of your position as an officer, which are directly or indirectly related to one or more of the types of events that, in the opinion of the Company’s board of directors, are anticipated in light of the actual activity of the Company upon the provision of the undertaking for indemnification in advance, set forth in the Addendum to this Letter (the “Addendum”), provided that the maximum indemnification amount will not exceed the sum or criteria set forth in Section 7.1 below, which is determined by the Company’s board of directors as reasonable under the circumstances;

6.2.         Reasonable litigation expenses, including attorneys’ fees, paid following an investigation or proceeding conducted against you by an agency authorized to conduct such investigation or proceeding, and which was concluded without the filing of an indictment against you and without there having been a financial obligation imposed against you in lieu of a criminal proceeding, or which was concluded without the filing of an indictment against you but with the imposition of a financial obligation in lieu of a criminal proceeding for an offense that does not require proof of criminal intent or in connection with a monetary penalty;

For the purpose of this section “conclusion of a proceeding without the filing of an indictment in a matter in which a criminal investigation was initiated” and “financial liability in lieu of a criminal proceeding” - as defined above.

6.3.         Reasonable litigation expenses, including attorneys’ fees, incurred by you or that you are charged by a court in a proceeding filed against you by the Company or in its name or by another person, or in a criminal charge of which you are acquitted or a criminal charge in which you are convicted of an offense that does not require proof of mens rea.

In this section, “another person” - including in the case of a claim filed against an officer by way of derivative action.

6.4.         Financial liability imposed upon you due to payment for a party injured from a breach in an administrative proceeding, as stated in Section 52(54)(a)(1)(a) of the Securities Law.

6.5.         Expenses incurred by you in connection with an administrative proceeding, held in your case, including reasonable litigation expenses, including attorney’s fees.

6.6.         Any liability or other expense for which indemnification is permitted or possible, from time to time, under law.

7.                Amount of the Indemnification in Advance

7.1.         The aggregate amount that will be actually paid by the Company to all of the officers in each calendar year, based on the letters of indemnity issued and/or that will be issued to them by the Company for financial liabilities as set forth in Section 6.1 above, will not exceed the higher of: (1) 25% (twenty five percent) of the consolidated equity of the Company less the minority rights, on the actual indemnification payment date (the equity as stated, as it exists based on the latest consolidated financial statements of the Company, which exist as of the actual payment date for the indemnification (reviewed or audited)), or (2) USD 20 (twenty) million, immediately upon the completion of the issue / listing for trade of the securities of the Company on the NASDAQ exchange in the United States and until the process as stated, USD 10 (ten) million (above and hereinafter: the “Maximum Indemnification Amount”). Beyond the amounts that will be received, if any, from an insurance company in the framework of insurance in which the Company is engaged, if engaged, and the provisions of Section 1 above shall apply in the matter. For the avoidance of doubt, it is clarified that subject to the provisions of any law, the indemnification amount that the Company will pay under Sections 6.2 — 6.6 (inclusive) will not be limited to the Maximum Indemnification Amount.

7.2.         In the event that the total amounts that the Company is required to pay on any date, in addition to the total amounts that the Company paid by the same date, for financial liabilities as set forth in Section 6.1 above, according to all of the Letters of Indemnification issued and/or that will be issued for all of the officers in the aggregate, exceeds the Maximum Indemnification Amount, the Maximum Indemnification Amount or its balance, as applicable, will be divided between the officers entitled to amounts as stated for demands submitted to the Company in accordance with the Letters of Indemnification and that were not paid to them before the same date, such that the amount that will be actually received by each of the aforesaid officers will be calculated based on the ratio between the amount owed to each of the officers and the amount owed to all of the aforesaid officers in the aggregate, on the same date for the same demands. Should it become apparent at a later date that amounts that the Company is required to pay have been cleared, either due to the provisions of Section 10 below or due to the clearance of claims against officers without the need to pay all of the amounts requested by the officer or part thereof for them, the balance of the indemnification amount will be increased in the amount of the cleared sums, and all of the officers that received only their proportionate share as stated above will be entitled to their proportionate share, pro-rata, of the cleared amounts.

In order to clarify the manner of calculation set forth in this Section 7.2, the following example is presented: assuming that damages are ordered against an officer in the amount of 100. These damages are indemnifiable, and therefore, the officer requests indemnification from the Company for the same damages. Assuming further that the Maximum Indemnification Amount is 25% of the Company’s consolidated equity (since this is an amount that is greater than USD 10 (ten) million), which according to the Company’s latest consolidated annual financial statements, which were prepared before the actual indemnification payment, was 1,000. Therefore, the Maximum Indemnification Amount, as of the payment date of the indemnification in the amount of 100 to Officer A, is 250. Therefore, after payment of indemnification in the amount of 100 to Officer A, and until the end of the calendar year, the indemnification balance amounts to 150. On a later date, prior to the end of the calendar year, Officers B, C, and D were sued, and request indemnification from the Company in amounts of 100, 200, and 300, respectively. In such a case, since the indemnification amount claimed on the later date (600) is higher than the indemnification balance on the later date (150), the balance will be distributed proportionately between the officers in the following manner: Officer B will receive 150*100/600, Officer C will receive 150*200/600, and Officer D will receive 150*300/600. In the event that after the aforesaid payment, and prior to the end of the calendar year, it becomes apparent that Officer A was not entitled to indemnification, an amount of 100 will be available and will be returned to the general indemnification fund. The cleared amount (100) will be divided proportionately between Officers B, C, and D, such that B will be paid an additional sum of 100*100/600, C will be paid an additional amount of 100*200/600, and D will be paid an additional amount of 100*300/600.

8.                Interim Payments

8.1.         Upon the occurrence of an event for which you may be entitled to indemnification pursuant to this Letter, the Company will provide you, from time to time, with the funds required to cover the other expenses and payments of various kinds involved in handling a legal proceeding in connection with the same matter, including in investigation proceedings, such that you will not be required to pay them or finance them yourself, all subject to the terms and provisions of this Letter.

8.2.         Regardless of whether the Company assumes the handling of your defense against the aforesaid legal proceeding, pursuant to the provisions of Section 9 below, in the framework of its undertaking as stated above, the Company will also provide the securities that will be required or guarantees that you will be required to provide based on the interim decisions of a court (in a proceeding that is not a criminal proceeding) or of an arbitrator (hereinafter: the “Securities”), including for the replacement of liens applied to your assets, provided that the total pending Securities, including Securities forfeited, in addition to amounts that you received or will receive under this Letter for grounds as stated in Section 6.1 above, will not exceed the Maximum Indemnification Amount.

8.3.         It is clarified that the amounts that will be paid by the Company as stated above will be recorded as an advance on account of the indemnification amount to which you will be entitled under this Letter, and therefore will be subject, inter alia, to the terms of Section 10 below.

9.                Operation of Indemnification in Advance

In any case for which you may be seemingly entitled to indemnification under this Letter, you and the Company will act as follows:

9.1.         Subject to any law, you will notify the Company of any legal proceeding, demand, investigation, administrative proceeding or proceeding by a competent authority that is initiated against you, and any concern or threat that such a proceeding or investigation will be initiated against you for which the indemnification may apply (in this Section 9: a “Proceeding”), a reasonable time after you are first made aware of the same and at a time that leaves you and the Company reasonable time to file a response in the same Proceeding, as required under law, and you will transfer to the Company or any party as instructed thereby, immediately, a copy of any document that will be provided to you in connection with the same proceeding (in this section; the “Indemnification Notice” and the “Duty to Provide Documents,” insofar as there is no legal impediment to doing so. Subject to any law, if the Company becomes aware of a Proceeding as stated, the Company will be required to provide you with the Indemnification Notice, and you will be subject to the Duty to Provide Documents.

It is clarified that in the event that you violate the Indemnification Notice duty and the Duty to Provide Documents, the same will not release the Company from its undertakings under this Letter, unless such violation materially harms the Company’s rights and/or ability to defend itself (in the case in which it is also party to the same Proceeding) and/or on your behalf against the Proceeding.

9.2.         Subject to the same not conflicting with the relevant provisions of the law or terms of an officer liability insurance policy acquired by the Company, the Company will be entitled to assume the handling of your legal defense in the framework of the same Proceeding and/or transfer the handling to an attorney with a reputation and experience in the relevant field, which the Company selects for this purpose, while notice of his identity will be provided to you in advance.

9.3.         The Company and/or the attorney as stated will provide you with ongoing reporting of the progress of the Proceeding, and will consult with you regarding its management. The attorney appointed as stated will be subject to a duty of loyalty to the Company and to you.

9.4.         In the event that within 10 days from receipt of the Indemnification Notice by the Company, the Company does not assume the handling of your defense against the legal proceeding as stated and/or in the event that you object to your representation by the attorney of the Company for reasonable grounds, including a real concern of a conflict of interests between you and the Company and/or between you and another officer of the Company, you may transfer your representation to the attorney that you select, whose details will be provided by you to the Company a reasonable time in advance, and the provisions of this Letter will apply to the reasonable expenses that you incur for the appointment of an attorney as stated and the handling thereby. In the event that the Company does not approve the fees of the attorney selected by you, after examining its reasonableness, you and the Company will appoint an agreed arbiter (and if you do not agree on an agreed arbiter, a person selected for the same purpose by the head of the Tel Aviv District Committee of the Israel Bar Association will be appointed), whose decision in this regard will be final. In the event that the amount of the fees of the attorney that you selected is approved only in part, you may receive from the Company the same amount approved, and bear the balance of the fees on your own and at your expense.

Notwithstanding the terms of this section, in the event that the Company’s director and officer insurance policy applies to the same matter, the officer and Company will act in accordance with the provisions of the policy with respect to disagreements with the insurer regarding the identity of the representative attorney, in the event that the provisions of the policy require the same, such that transferring the handling to the other representing attorney will not allow the insurer to be released from its obligation under the policy or reduce it in any manner.

9.5.         The Company may not bring the dispute which is the subject of the aforesaid legal proceeding for resolution by way of arbitration, mediation or settlement, without your prior written consent to the same, provided that you do not refuse to provide this consent other than for reasonable grounds that are provided to the Company in writing. For the avoidance of doubt, it is hereby clarified that even if the dispute in the legal proceeding is transferred for resolution by way of arbitration, mediation or settlement or in any other manner, the Company will bear the expenses related to the same in the framework of this Letter.

9.6.         The Company may not conclude the legal proceeding by way of settlement and/or arrangement and/or agree to a settlement and/or arrangement as a result of which it is required to pay amounts for which you will not be indemnified under this Letter of Exculpation and Indemnification, and that will not be paid in the framework of insurance liability insurance purchased and/or that will be purchased by the Company or for events that will cause you to be liable and for which you are not exempt, without your prior written consent to the settlement reached.

9.7.         Cooperation with the Company

Subject to the provisions of Sections 9.1 through 9.6 (inclusive) above:

9.7.1.                  At the request of the Company, you will sign any document that will authorize the Company and/or any attorney as stated to handle, in your name, your defense in the framework of the same Proceeding and represent you in connection with the same, according to the above.

9.7.2.                  You will cooperate with the Company and/or any attorney as stated and/or any insurer in any reasonable manner that is required from you by any of them in the framework of their handling in connection with the same Proceeding, including dedicating the time required for handling the Proceeding, compliance with the provisions of the insurance policy, signing or providing requests, affidavits, powers of attorney and any other document, to the extent reasonable as stated. You will also comply with all of the provisions of the insurers under any policy to insure the liability of officers in which the Company engages in connection with the defense in the legal proceeding, provided that the Company ensures to cover all of the expenses that are involved in the same, such that you will not be required to pay them or finance them on your own, all subject to the provisions of this Letter.

9.8.         The Company will not be required to indemnify you for any amount that you are charged following a settlement, arbitration or mediation, or in the case in which you admit in a criminal charge to an offense that does not require proof of mens rea, unless the Company has provided its prior written consent to the settlement or to holding the same mediation proceeding, arbitration proceeding, or your admission in the indictment as stated, as the case may be. It is noted that the Company will not refrain from providing its consent as stated other than for reasonable grounds that will be specified.

9.9.         Non-Application of the Indemnification in Cases of Indemnification and/or Insurance from Another Party

The Company will not be required to pay amounts under this Letter of Exculpation and Indemnification for any event insofar as the same amounts are actually paid to you, for you, or in your place in any manner in the framework of an insurance policy or any indemnification undertaking of any other party, other than the Company. For the avoidance of doubt, it is clarified that the indemnification amount under this Letter will apply over and above (and in addition to) the amount that will be paid (if any) in the framework of insurance and/or indemnification as aforementioned. The provisions of this section will not derogate from the rights of the officer with regard to the Company bearing the deductible set forth in the policy and/or the transfer of insurance payments that the Company received from insurers for the liability of the officer and/or legal expenses incurred thereby.

9.10.  The Indemnification Payment

9.10.1.           Upon your request to execute a payment in connection with any case based on this Letter of Exculpation and Indemnification, the Company will take all of the actions required under law for its payment and will act to arrange any approval required in connection with the same, if any.

9.10.2.           In the event that any approval is required for a payment as stated above, and the same payment is not approved for any reason, the aforesaid payment or any part thereof that is not approved as stated above will be subject to the approval of the court (if relevant), and in any case, the Company will act to obtain it immediately and will bear all of the expenses and payments required in order to obtain it as stated above.

9.11. With regard to the Company’s indemnification undertaking for an action that you performed by virtue of your position as an employee, officer, or service provider on behalf of the Company in another corporation, the following provisions shall also apply:

9.11.1.           The Company will not be required to pay, under this Letter of Exculpation and Indemnification, amounts that you will be entitled to receive and that you will actually receive from the other corporation in the framework of an insurance policy that is formed by the other corporation and/or under an undertaking in advance for indemnification, or under an indemnification confirmation provided by the other corporation.

9.11.2.           If your requests for receipt of indemnification and/or insurance coverage for an action performed by virtue of your position in another corporation and that may be indemnifiable under this Letter is denied by the other corporation or the insurance company of the other corporation, as applicable, the Company will pay you, under this Letter of Exculpation and Indemnification, amounts to which you are entitled under this Letter, if you are entitled to the same amounts, and you will assign to the Company your rights to receive amounts from the other corporation and/or under the insurance policy of the other corporation, and you will authorize the Company to collect the same amounts on your behalf, insofar as such consent is required for compliance with the provisions of this Section. In this regard, you undertake to sign any document that is required by the Company for the assignment of your aforesaid rights, and the Company’s consent to collect the aforesaid sums on your behalf.

9.11.3.           For the avoidance of doubt, it is clarified that this Letter of Exculpation and Indemnification will not grant another corporation and/or any other third party any rights vis-à-vis the Company, including but without derogating from the generality of the above, a right to sue and/or demand any payment from the Company as participation in the indemnification and/or the insurance coverage provided to you by the other corporation, for an action that you performed by virtue of your position in the other corporation.

9.12.  Subject to reasonable grounds, you may request information from the secretary of the Company within a reasonable time regarding the balance of the Maximum Indemnification Amount, pursuant to the provisions of Section 7.2 above, as of the date of the request.

10.         Repayment of an Amount Paid under an Advance Indemnification Undertaking

Where the Company has paid you or paid in your place any amounts under this Letter and subsequently:

10.1.          The charge for which the amount was paid is cancelled or its amount has decreased for any reason - the Company will be assigned all of your rights to recover the amount from the plaintiff in the proceeding, and you will perform everything required in order for the same assignment to be valid and the Company to exercise it, and after you do so, you will be exempt from reimbursing the Company for the amount for which the right to its reimbursement was assigned to the Company. In the event that you fail to do so, you will be required to return to the Company the amount or part thereof, as applicable, together with linkage differentials and interest in the rates and for the period in which you are entitled to a reimbursement of the sum from the plaintiff.

10.2.          In the event that it is found in a final judgment that you are not entitled to indemnification from the Company for the same amounts - the same amounts will be considered to be a loan provided to you by the Company, which will bear interest in the minimum rate as determined from time to time under any law in order to avoid it being a benefit for the recipient of the loan that is subject to tax.  In such a case, you will be required to return these amounts to the Company when requested to do so in writing thereby, and do so based on the payment arrangement that the Company determines, and in any case, the aforesaid loan will be repaid by you in full no later than the end of three years from the date on which it is determined that you are not entitled to indemnification from the Company for the same amounts.

10.3.          It is clarified that in the event that it is discovered that litigation expenses, including attorneys’ fees, that the Company has paid to your or in your place following an investigation or proceeding held against you by a competent authority that has concluded with the filing of an indictment and/or the imposition of Financial Liability in Lieu of a Criminal Proceeding in an offense that requires proof of mens rea, insofar as payment of the same amounts is possible under any law, the same amounts will be considered to be a loan provided to you by the Company under terms as stated in Section 10.2 above. If and when it becomes clear that the Company may, under law, indemnify you for the same amounts, the same amounts will become indemnification amounts that are paid to you by the Company under this Letter, you will not be required to return them to the Company, the interest for the same will be forgiven, and the Company will bear the tax payments applicable to you for the same, if any apply.

11.         Other Indemnities

Subject to the provisions of the articles of association of the Company and the resolutions of the Company’s competent organs, the provisions of this Letter above will not derogate from the Company’s right to decide on any additional indemnities retroactively or in advance and/or expand any existing indemnification for any reason, all subject to the receipt of the approvals as required under any law.

Fourth Chapter: General Provisions

12.         Exculpation for Indemnification

The Company will not indemnify you for any of the following:

12.1.          A breach of a fiduciary duty vis-à-vis the Company, unless you acted in good faith and had a reasonable basis to believe that your action would not harm the interests of the Company and/or another corporation;

12.2.          Breach of the duty of care committed deliberately or recklessly, unless committed in negligence only;

12.3.          An action with the intent to generate unlawful personal profit;

12.4.          Penalty, civil penalty, financial sanction or fine imposed on you.

12.5.          Subject to the provisions of Sections 6.4 and 6.5 above, an administrative enforcement proceeding held in your case.

The provisions of this Section 12 will apply, unless indemnification or insurance is permitted for the same cases above, in whole or in part, under law or under an instruction of a competent authority.

13.         Application after the Termination of a Position

The Company’s undertakings under this Letter will remain in your favor and/or for your heirs and/or your other substitutes under law, without limitation in time, even after the conclusion of your position as an officer of the Company and/or after the conclusion of your employment or service in another corporation on behalf of the Company, provided that the actions at the subject of this Letter were performed during the term of your position as an officer of the Company and/or your employment or position in another corporation on behalf of the Company.

14.         Non-Assignment

For the avoidance of doubt, it is clarified that this Letter is not assignable. Notwithstanding the above, in the case of your death (heaven forbid), this Letter will apply to you and to your estate.

15.         Letter In Favor of a Third Party

For the avoidance of doubt, it is clarified that this Letter will not be interpreted as providing a right or benefit to any third party, including any insurer, and no third party, including an insurer, will have a right to demand participation of the Company in a payment that it is required to make under an agreement formed therewith, excluding the deductible set forth in the agreement as stated.

16.         Termination, Change, Waiver and Inaction

16.1.          This Letter of Exculpation and Indemnification will not require the Company to provide you with additional indemnification beyond the contents of this Letter.

16.2.          The Company may, at its sole discretion and at any time, terminate its indemnification undertaking under this Letter, or reduce the Maximum Indemnification Amount hereunder, or limit the events to which the indemnification applies, whether regarding all of the officers or part thereof, in the event that the termination, change, or limitation as stated relates to events that occur after the date of the change only - provided that you are given prior notice of this intention in writing at least 30 days prior to the date on which its decision comes into force. For the avoidance of doubt, it is hereby clarified that any resolution as stated that can impair or terminate the terms of this Letter will not apply retroactively, and this Letter prior to its change or termination, as applicable, will continue to apply and be valid for all intents and purposes regarding any event that occurs prior to the change, termination or limitation, even if the proceeding for the same is initiated against the officer after the change or termination of this Letter.

16.3.          A delay, extension or inaction on your part or on the part of the Company from exercising or enforcing any of the rights under this Letter will not be considered to be a waiver or impediment on your part or on the part of the Company from exercising rights in the future under this Letter and under any law, and will not prevent you or the Company from taking all of the legal and other measures required in order to exercise rights as stated above.

16.4.          This Letter will not limit the Company or prevent it from increasing the Maximum Indemnification Amount, whether due to a decrease in the insurance amounts under the officer liability insurance policy due to the Company’s inability to obtain officer insurance that will cover the events that are subject to this indemnification under reasonable terms, or for any other reason, provided that the abovementioned decision is made in accordance with applicable law.

17.         Applicable Law and Jurisdiction

The Israeli law will apply exclusively to this Letter and to any dispute that arises in connection with this Letter. The exclusive jurisdiction in all matters relating to and arising from this Letter, including its validity, breach and interpretation shall be granted to the competent courts in the Tel Aviv District only.

18.         Validity and Previous Indemnification Letters

18.1.          This Letter of Exculpation and Indemnification will enter into force upon your signature on a copy thereof in the place designated for the same and by providing the signed copy to the Company. Upon its entry into force, this Letter of Exculpation and Indemnification cancels any earlier indemnification undertaking, if any was offered and provided to you by the Company. Without derogating from the generality of the above, if this Letter of Exculpation and Indemnification is declared or found to be void by the competent courts, any earlier indemnification undertaking before this Letter came into force, and which this Letter should replace, will remain in full force.

18.2.          This Letter of Exculpation and Indemnification will not terminate or derogate from or waiver any other indemnification, provided to you by a third party and/or to which you are entitled from any other source under law or under any prior undertaking or agreement of the Company, provided that the Company will not be required to indemnify the officer for more than the damage and expenses actually incurred for any event, even under the earlier undertaking (if it is in force), as well as under this Letter, provided that the total indemnification amount for grounds as stated in Section 6.1 above

(excluding the amounts received from the insurance policies) does not exceed the Maximum Indemnification Amount as defined above.

18.3.          If it is found that there is no force to a certain provision or provisions of this Letter, the same will not derogate from the validity of the other provisions, and the void / cancelled provisions will apply, mutatis mutandis, or to the extent legally possible.

19.          This Letter of Exculpation and Indemnification will also apply to the benefit of an Alternate Director.

20.          Addresses and Notices

The addresses of the parties are as set forth below:

Address

Brainsway Ltd.	19 Hartom Street, Har Hotzvim, Jerusalem, 9777518 Attn.: Chairman and CEO
Street Number , , Postal Code:

Any notice that is sent by one party to the other under or in connection with this Letter will be sent by registered mail and email, or delivered by courier. Notice that must be provided to the Company will be provided, as stated above, to two addresses. Notice provided by courier shall be considered as having arrived to the recipient on the date of the actual delivery, provided that it is a business day, and if it is not a business day, on the first business day thereafter. Notice sent by registered mail will be considered to have arrived to the recipient within three (3) business days from being sent, and notice sent by email will be considered to be notice that is received by the recipient on the date on which the notice is sent, subject to the receipt of electronic confirmation of delivery.

In witness whereof, the Company affixes its signature, through its authorized signatories, who are duly authorized.

Brainsway Ltd.

By:	By:

Position:	Position:

Date:	Date:

Signature:	Signature:

I have carefully read this Letter of Exculpation and Indemnification, understood its contents fully, and I confirm receipt of this Letter of Exculpation and Indemnification and confirm my consent to all of its terms. I am aware that regarding this Letter of Exculpation and Indemnification, the legal counsel of the Company does not represent me and I cannot relay thereon.

Name

Date: , year

Signature:

Addendum

For the avoidance of doubt, all of the definitions, terms and expressions in this Addendum will have the meanings provided to them in the Letter of Exculpation to which this Addendum is attached, unless expressly stated otherwise.

Any reference to law will be made to the law applicable to the action, whether the laws of Israel, the laws of the country in which the securities of the Company are issued or listed for trade, or any other applicable law.

The granting of indemnification in accordance with the events below will be subject to there being no impediment under the law applicable to doing so, and in the event that limitations apply under law, the indemnification will be granted to the maximum extent permitted under the applicable law.

Subject to the provisions of any law, you will be entitled to indemnification or a liability or expense imposed on you for the benefit of another person in accordance with Section 6 of the Letter of Exculpation and Indemnification, following an action performed by virtue of your position as an officer of the Company and/or in another corporation, as defined in the Letter of Exculpation and Indemnification, and/or a derivative of such an action, regarding the following events that are anticipated by the Company’s board of directors in light of the actual activity of the Company when providing the indemnification undertaking:

1.                The issue of securities and/or the listing of the securities for trade on a stock exchange in Israel or overseas, including but without derogating from the generality of the above, the offer of securities to the public under a prospectus, a private placement, a sale offer, the issue of bonus shares or the offer of securities in any other manner, and the listing of securities for trade on the Stock Exchange as stated.

2.                An event arising from the issue of bonds by the Company or arising from the fact that the bonds of the Company are traded on a trade system (public or otherwise), including their issue to the public, to private lenders, to institutional investors or qualified investors, including any change to the terms of the bonds as stated and the formation, amendment or correction of the bonds, deeds of trust for the bonds, and any other document accompanying the bonds.

3.                A report or notice filed under the Companies Law and/or the Securities Law and/or the US Securities Exchange Act of 1933 and/or the Securities Exchange Act of 1934, including regulations enacted thereunder or under rules or instructions practiced in the Stock Exchange in Israel or the NASDAQ exchange (NASDAQ-NM) or another exchange outside of Israel, and any other law that requires the Company to provide a report or notice, or failure to provide a report or notice as stated above, and any action arising from the status of the Company as a public company or from the fact that the securities of the Company were issued to the public and/or listed for trade on the Stock Exchange in Israel or abroad, insofar as the indemnification for the same is permitted under law.

4.                Any claim and/or demand that is filed with regard to the adoption of findings of an external opinion for the issue of an immediate report, prospectus, financial statements or any other disclosure document under the securities laws in Israel or outside of Israel, applicable to the Company.

5.                A discussion of and passing resolutions, and providing reporting and disclosure in reports of the Company, if any are provided under the securities laws, including the provision of an assessment regarding the effectiveness of the internal control and additional matters included in the board of director’s report of the Company, and providing declarations and comments to the financial statements.

6.                The preparation, formation, approval of and signing on financial statements, including passing resolutions regarding the operation of accounting rules and restatement in the financial statements.

7.                The adoption of financial reporting based on the International Financial Reporting Standards (IFRS), the generally accepted accounting principles in the United States (the US GAAP) or any financial reporting standards practiced by the Company or its subsidiaries, and any action involved in the same.

8.                Financial liability imposed on an officer for an action by third parties against the officer due to misleading or incomplete disclosure, written or verbal, to existing and/or potential investors of the Company, including in the case of a merger of the Company with another company.

9.                Any action and/or demand regarding non-disclosure or failure to provide any type of information in the time required in accordance with the law and/or in connection with misleading disclosure and/or defective disclosure of information as stated, to third parties, including the tax authorities in or outside of Israel, an investment center, the local authorities and any government or institutional authorities and/or professional or other body. Additionally, events arising from or related to proper disclosure and/or information provided or that is not provided by the Company to third parties in connection with securities, financial assets, deposits or any other information related to its activity, insofar as the indemnification for the same is permitted under law.

10.         Any event and/or action for which indemnification can be provided under the Efficiency of Enforcement Proceedings in the Securities Authority Law (Legislative Amendments), 5771-2011.

11.         Any action and/or demand filed by a customer, supplier, contractor and/or any other third party that conducts business with the Company and/or another corporation and/or any action and/or demand that is filed against the officer by any person and/or corporation and/or entity and/or authority.

12.         Any action or demand that is filed in connection with a transaction, as defined in Section 1 of the Companies Law, including negotiations for the engagement in a transaction or action, the receipt of credit, a transfer, sale, purchase or pledge of assets (tangible and/or intangible) or undertakings, including securities or providing or receiving a right in any of the same, investments made by the Company in other bodies, the provision of securities, and an action involved directly or indirectly in the transaction as stated, including the transfer of information or documents.

13.         Events related to the execution of investments by the Company in any corporations (including investments that are not executed), before, during and after the execution of the investment, during the engagement, signing, development and monitoring, including actions performed on behalf of the Company as a director, officer, employee or observer on the board of directors in a corporation in which the investment is made.

14.         Anything related, directly or indirectly, to the management of the Company’s investment portfolio, the management of the bank accounts in which the Company operates in banks and the execution of actions in the above Bank accounts, including with respect to the foreign currency transactions (including deposits in foreign currency), securities (including a repurchase transaction in securities and the lending and borrowing of securities), charge cards, bank guarantees, letters of credit, investment consulting agreements, including with portfolio managers, hedging transactions, options, futures, derivatives, swap transactions, and so on.

15.         Events that impacted or may materially impact the profitability of the Company, its property, rights or liabilities.

16.         The violation of the provisions of any agreement to which the Company is party.

17.         Any legal action on behalf of and for the Company, including but without limitation, the transfer of information and documents, representation of the Company in legal proceedings and/or quasi-legal proceedings, the preparation of contracts and engagement documents for and on behalf of the Company, reports to the various authorities on behalf of the Company, and any action on behalf of and for the Company as secretary of the Company. This Section 17 will only apply to the legal counsel and secretary of the Company. This Section 17 will be in addition to the events listed in this Addendum above, and will not limit or derogate from the application of the indemnification to which the legal counsel and secretary of the Company are entitled in connection with the aforesaid events.

18.         Any action and/or demand filed by purchasers, owners, renters and/or other holders of assets of the Company for damages and/or losses related to use of such assets.

19.         Any action taken by the Company in the fields of the transactions that it performs, its holdings, investments, trade, development, finance, financial management, production, import, marketing, submission and sale of its products, storage and management of inventory of any kind, and the other activities of the Company and the subsidiaries, to the extent permitted under law.

20.         Decisions and/or actions related to the approval of transactions with interested parties, as the same transactions are defined in the Fifth Chapter of the Sixth Part of the Companies Law.

21.         Proceedings related to a decision regarding the performance of a distribution (or non-performance), as defined in the Companies Law, including a distribution with the approval of the Court, including for the avoidance of any doubt, a buy-back of securities.

22.         Any action or inaction in connection with a change to the Company’s structure, a change to the Company’s ownership, its reorganization, liquidation, receivership of its assets, sale of its assets or business, including but without derogating from the generality of the above, a merger, split, change to the capital of the Company, subsidiaries, their liquidation or sale, an allocation.

23.         The formation, modification or amendment of arrangements between the Company and the shareholders and/or bondholders and/or banks and/or creditors of the Company or of another corporation.

24.         An expression or statement, including the presentation of a position or opinion, a voting and/or abstention from a vote, performed in good faith by the officer during his position and by virtue of his position, including in the framework of meetings of the board of directors or any of its committees, negotiations or engagements with suppliers or customers.

25.         An action contrary to the articles of association of the Company.

26.         An action in connection with the management of market risks.

27.         Any action and/or demand regarding actions for the receipt of loans and credit frameworks, including by way of the issue of bonds, provision of financial undertakings, the creation of pledges and the provision of securities in connection with financing, including the formation of arrangements in connection with the repayment of the financing.

28.         Any action and/or demand filed by a lender or a creditor or regarding funds loaned by them and/or debts of the Company towards them.

29.         The exercise of a personal guarantee provided by the officer to the Company, as a guarantee for the undertakings and/or declarations of the Company.

30.         Events arising from or related to holdings of the Company, whether by themselves or as a trustee, in various corporations, including regarding the manner of the vote in the general meetings of the same corporations.

31.         The failure to perform complete and/or adequate due diligence proceedings in investments of the Company, which resulted in the loss of investments in whole or in part and/or harm to the business of the Company and/or a breach by the Company of undertakings vis-à-vis a third party.

32.         The formation of work plans, including pricing, marketing, distribution, instructions to employees, customers, agents, marketers and suppliers, and any collaborations.

33.         Actions related to the issue of licenses, permits or approvals, including approvals and/or exemptions regarding antitrust matters, restrictive arrangements, mergers and monopolies (in this section: the “Approvals”) and/or in connection with undertakings and/or liabilities of the subsidiaries based on the Approvals provided thereto and/or an action that requires receipt of Approvals (regardless of whether they were received) in or outside of Israel.

34.         Participation in and formation of tenders.

35.         Civil or criminal actions related to the ordinary and normal course of the Company’s business, and extraordinary transactions of the Company subject to the terms of Section 1 of the Indemnification Undertaking.

36.         Any action or omission that causes bodily injury, illness, death, damage to property, including loss of use thereof.

37.         Events related directly or indirectly to a resolution and/or action of the Company and/or the officer in the framework of his position in the Company and/or another corporation, that involves lack of compliance and/or violation of the law, including (and without derogating from the generality of the above) of the provisions of legislation (including secondary legislation) such as the Companies Law, the Securities Law, the Antitrust Law, the Prohibition of Money Laundering Law, the Consumer Protection Law (including any order or regulation under the provisions of the aforesaid legislation) and lack of compliance and/or breach by the Company and/or the officer of a decision and/or instruction and/or order and/or permit and/or letter of consent and/or judgment and/or order issued by a government or regulatory authority and/or any other body, whether in Israel or external thereto.

38.         Investigations of statement authorities in Israel and abroad.

39.         Actions in connection with proceedings for the receipt of regulatory approvals for products of the Company, and maintenance of the same approvals, the license and licensing processes and/or inspection processes of products of the Company and/or its services, including the submission of requests in connection with products of the Company and/or its services, and any discussions for the same with suppliers, service providers, and with competent government and/or district authorities with regard to products of the Company and its services, including the US Department of Health and the US Food and Drug Administration, notified bodies, and any relevant body and/or authority in Israel or abroad, and the actions required for the Company’s compliance with the licensing provisions and the requirements on behalf of the aforesaid authorities, including the quality standards provided thereto and/or to its products and/or for its services, and in connection with the distribution of the products of the Company, their sale, the provision of licenses for use thereof and/or in connection with claims that the Company acted without approvals as stated above.

40.         Actions in connection with the creation and performance of trials, including clinical trials, through products developed by the Company and/or its services, whether the same trials were performed by the Company or were performed by a third party, and engagements with suppliers and service providers in connection with the above, and the actions required in order to obtain approvals to perform trials as stated, compliance with the aforesaid approvals, and any reporting for the same that the Company is required to perform, and actions in connection with claims that the Company acted without the same approvals, and damage caused as a result of the trials as stated above.

41.         Actions in connection with taxation pursuant to proceedings and the tax policy of the Company, including an action related to tax liability of the Company and/or a subsidiary and/or shareholders of any of them.

42.         Financial liability applied to an officer for actions in which he was involved on behalf of the Company, or with the various state institutions.

43.         Any administrative, public or judicial action, orders, judgments, claims, demands, claim letters, instructions, allegations, pledges, attachments, investigation proceedings and/or notices of lack of compliance and/or breach of an action of a government authority and/or other entities that claim potential liability and/or debt (including for enforcement expenses, investigations, responses of government authorities and/or fines and/or contributions, indemnification, recovery payments, compensation) as a result of the same and/or the non-compliance with the provisions of a law, regulation, order, ordinance, rule, practice, instruction, license, guideline, policy and/or judgment by the Company and/or the officers of the Company in the framework of this position in the Company and/or another corporation, in Israel or abroad (including for an administrative enforcement proceeding, insofar as the indemnification for the same is permitted under law).

44.         Actions related to terms of employment of employees, including handling pension funds, provident funds, insurance and savings funds, options and other benefits.

45.         Any claim and/or demand that is submitted by employees, consultants, agents, marketers, other individuals and/or an entity employed and/or providing services to the Company in connection with the damages owed to them or damages and/or liability incurred in connection with their employment by the Company or their engagement with the Company, including events related to terms of employment of employees and employment relations, including but not limited to negotiations, engagement in and application of employment agreements, terms of employment, employee benefits, granting securities or securities-based compensation, employee promotion, handling pension arrangements, insurance and savings funds, and events related to work safety and work injuries, whether causing bodily harm or causing property harm.

46.         An action or decision related to work safety and hygiene and/or work conditions.

47.         Actions and/or demands filed in connection with existing breaches and/or alleged breaches of intellectual property rights of a third party (including patents, designs, copyrights, and so on) in connection with products of the Company or that in which the aforesaid rights are misused, as well as actions related to the intellectual property of the Company and protecting the same, including the registration or enforcement of intellectual property rights and defense in claims in connection with the same.

48.         Negotiations, engagement and operation of insurance policies and/or failure to make proper insurance arrangements.

49.         Coverage of a deductible in the case of the operation of officer liability insurance.

50.         Any action and/or demand that relates to a decision and/or activity of the Company and/or the officer in the framework of his position in the Company and/or in another corporation, after the appropriate inspection and consulting are performed regarding the type of decision and/or activity of the same kind, including decisions passed by the board of directors of the Company and/or in one of its committees.

51.         Actions in connection with documents related to the matters listed above, or in connection with actions or decisions related to the matters listed above, or in connection with representations and undertakings provided in connection with the matters listed above, including representations and undertakings as stated above that are provided vis-à-vis third parties or vis-à-vis the Company or a party on its behalf (including its consultants, such as accountants, attorneys and so on).

52.         Any action and/or demand related to one of the events set forth above, in connection with the service of the officer in the Company or another corporation (as defined in the Letter of Exculpation and Indemnification).

* * *